UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:	Commission file number
February 3, 2004	1-5805

J.P. MORGAN CHASE & CO.

(Exact name of registrant as specified in its charter)

Delaware	13-2624428
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

270 Park Avenue, New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 270-6000

Item 5. Other Events

J.P. Morgan Chase & Co., a Delaware corporation (“JPMorgan Chase”), and Bank One Corporation, a Delaware corporation (“Bank One”), have entered into an Agreement and Plan of Merger, dated as of January 14, 2004 (the “Merger Agreement”). The Merger Agreement provides for the merger of Bank One with and into JPMorgan Chase (the “Merger”). The Merger will be treated as a purchase business combination by JPMorgan Chase under U.S. generally accepted accounting principles. Completion of the Merger is subject to various conditions, including the receipt of all required regulatory approvals and the approval of the Merger by the stockholders of both JPMorgan Chase and Bank One.

Upon completion of the Merger, which is expected to occur in mid-2004, each share of common stock of Bank One, $0.01 par value per share, outstanding immediately prior to the effective time of the Merger, will be converted into 1.32 shares of JPMorgan Chase common stock, $1.00 par value per share.

PRELIMINARY UNAUDITED PRO FORMA
COMBINED FINANCIAL DATA

The following preliminary unaudited pro forma combined financial information and explanatory notes present how the combined financial statements of JPMorgan Chase and Bank One may have appeared had the businesses actually been combined. The preliminary unaudited pro forma combined financial information shows the impact of the Merger of JPMorgan Chase and Bank One on the combined companies’ financial positions and results of operations under the purchase method of accounting with JPMorgan Chase treated as the acquirer. Under this method of accounting, JPMorgan Chase will record the assets and liabilities of Bank One at their estimated fair values as of the date the Merger is completed. The preliminary unaudited pro forma combined balance sheet at September 30, 2003, assumes the Merger was completed on that date. The preliminary unaudited pro forma combined statements of income for the nine months ended September 30, 2003, and for the year ended December 31, 2002, give effect to the Merger as if the Merger had been completed on January 1, 2002. The financial information herein does not reflect any assumptions related to the stock repurchase program that has recently been announced.

The preliminary unaudited pro forma combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of both JPMorgan Chase and Bank One.

The preliminary unaudited pro forma combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined at the beginning of each period presented and had the impact of possible revenue enhancements, expense efficiencies, asset dispositions and share repurchases, among other factors, been considered. In addition, as explained in more detail in the accompanying notes to the preliminary unaudited pro forma combined financial information, the allocation of the purchase price reflected in the preliminary unaudited pro forma combined financial information is subject to adjustment and will vary from the actual purchase price allocation that will be recorded upon completion of the Merger based upon changes in the balance sheet and changes in fair value.

JPMorgan Chase/Bank One
Pro Forma Combined Unaudited Statement of Income
For the Nine Months Ended September 30, 2003
(in millions, except share and per share data)

	JPMorgan		Reporting		Pro Forma		Pro Forma
Revenue	Chase	Bank One	Reclassifications		Adjustments		Combined
Investment banking fees	$2,044	$—	$312	(1)	$—		$2,356
Banking fees and commissions	—	1,339	(1,339	) (1,2,3)	—		—
Trading revenue (losses)	3,673	(49)	—		—		3,624
Fees and commissions	7,781	—	569	(2,5,6,7)	105	(O)	8,455
Private equity gains (losses)	(130)	—	218	(4)	—		88
Securities gains	1,417	289	(218	) (4)	—		1,488
Mortgage fees and related income	692	—	64	(3,8)	—		756
Credit card revenue	—	2,736	2,146	(5)	—		4,882
Service charges on deposits	—	1,229	(1,229	) (6)	—		—
Fiduciary and investment management fees	—	485	(485	) (7)	—		—
Other revenue	385	30	33	(8,12)	—		448

Total noninterest revenue	15,862	6,059	71		105		22,097

Interest income	17,830	9,489	—		(580	) (A)	26,739
Interest expense	8,504	3,449	—		(256	) (G)	11,587
					(110	) (I)

Net interest income	9,326	6,040	—		(214)		15,152

Revenue before provision for credit losses	25,188	12,099	71		(109)		37,249
Provision for credit losses	1,401	1,373	—		—		2,774

Total net revenue	23,787	10,726	71		(109)		34,475

Expense
Compensation expense	9,118	3,579	—		—		12,697
Occupancy expense	1,430	505	—		—		1,935
Technology and communications expense	2,088	160	347	(9)	—		2,595
Other expense	3,512	900	1,603	(10,11,12)	66	(O)	6,081
Surety settlement and litigation reserve	100	—			—		100
Equipment	—	347	(347	) (9)	—		—
Outside service fees and processing	—	838	(838	) (10)	—		—
Marketing and development	—	694	(694	) (11)	—		—
Amortization of intangibles	220	98	—		742	(E)	962
					(98	) (K)

Total noninterest expense	16,468	7,121	71		710		24,370

Income (loss) before income tax expense	7,319	3,605	—		(819)		10,105
Income tax expense (benefit)	2,464	1,073	—		(312	) (L,O)	3,225

Income from continuing operations, net of taxes	$4,855	$2,532	$—		$(507)		$6,880

Income from continuing operations applicable to common stock	$4,817	$2,532	$—		$(507)		$6,842

Per common share information
Basic earnings per share from continuing operations	$2.40	$2.24					$1.96

Diluted earnings per share from continuing operations	$2.35	$2.23					$1.93

Average common shares outstanding (000s)	2,006,000	1,130,898			361,887	(M)	3,498,785

Average diluted common shares outstanding (000s)	2,047,000	1,138,113			364,196	(M)	3,549,309

The Notes to pro forma combined financial information are an integral part of these statements.

JPMorgan Chase/Bank One
Pro Forma Combined Unaudited Statement of Income
For the Year Ended December 31, 2002
(in millions, except shares and per share data)

	JP Morgan		Reporting		Pro Forma		Pro Forma
Revenue	Chase	Bank One	Reclassifications		Adjustments		Combined
Investment banking fees	$2,763	$—	$307	(1)	$—		$3,070
Banking fees and commissions	—	1,775	(1,775	) (1,2,3)	—		—
Trading revenue	2,675	224	—		—		2,899
Fees and commissions	10,387	—	889	(2,5,6,7)	—		11,276
Private equity gains (losses)	(746)	—	(252	) (4)	—		(998)
Securities gains	1,563	165	252	(4)	—		1,980
Mortgage fees and related income	988	—	10	(3,8)	—		998
Credit card revenue	—	3,816	2,869	(5)	—		6,685
Service charges on deposits	—	1,578	(1,578	) (6)	—		—
Fiduciary and investment management fees	—	740	(740	) (7)	—		—
Other revenue	458	(62)	113	(8,12)	—		509

Total noninterest revenue	18,088	8,236	95		—		26,419

Interest income	25,284	13,935	—		(773	) (A)	38,446
Interest expense	13,758	5,340	—		(512	) (G)	18,439
					(147	) (I)

Net interest income	11,526	8,595	—		(114)		20,007

Revenue before provision for credit losses	29,614	16,831	95		(114)		46,426
Provision for credit losses	4,331	2,487	—		—		6,818

Total net revenue	25,283	14,344	95		(114)		39,608

Expense
Compensation expense	10,983	4,465	—		—		15,448
Occupancy expense	1,606	645	—		—		2,251
Technology and communications expense	2,554	365	426	(9)	—		3,345
Other expense	4,788	1,261	2,452	(10,11,12)	—		8,501
Surety settlement and litigation reserve	1,300	—	—		—		1,300
Equipment	—	426	(426	) (9)	—		—
Outside service fees and processing	—	1,303	(1,303	) (10)	—		—
Marketing and development	—	1,054	(1,054	) (11)	—		—
Merger and restructuring costs (reversals)	1,210	(63)	—		—		1,147
Amortization of intangibles	323	125	—		1,070	(E)	1,393
					(125	) (K)

Total noninterest expense	22,764	9,581	95		945		33,385

Income (loss) before income tax expense	2,519	4,763	—		(1,059)		6,223
Income tax expense (benefit)	856	1,468	—		(402	) (L)	1,922

Income from Continuing Operations	$1,663	$3,295	$—		$(657)		$4,301

Income from Continuing Operations applicable to common stock	$1,612	$3,295	$—		$(657)		$4,250

Per common share information
Basic earnings per share from continuing operations	$0.81	$2.83					$1.21

Diluted earnings per share from continuing operations	$0.80	$2.80					$1.19

Average common shares outstanding (000s)	1,984,300	1,161,628			371,721	(M)	3,517,649

Average diluted common shares outstanding (000s)	2,009,100	1,172,392			375,166	(M)	3,556,658

The Notes to pro forma combined financial information are an integral part of these statements.

JPMorgan Chase/Bank One
Pro Forma Combined Unaudited Balance Sheet
September 30, 2003
(in millions)

	JP Morgan		Reporting		Pro Forma		Pro Forma
Assets	Chase	Bank One	Reclassifications		Adjustments		Combined
Cash and due from banks	$18,585	$16,814	$—		$(2,715	) (N)	$32,684
Deposits with banks	10,601	3,486	—		—		14,087
Federal funds sold and securities purchased under resale agreements	88,752	13,786	(6,463	) (1)	—		96,075
Securities borrowed	37,096	—	6,463	(1)	—		43,559
Trading assets:
Debt and equity instruments	230,518	13,626	(83,787	) (2)	(86	) (B)	160,271
Derivative receivables	—	5,603	83,787	(2)	(140	) (B)	89,250
Securities	65,152	76,145	(2,320	) (3)	6,251	(B)	145,228
Interests in purchased receivables	—	—	10,400	(4)	31,544	(B)	41,944
Loans, net of allowance	231,448	137,336	(10,400	) (4)	1,856	(A)	360,707
			467	(14)	—
Private equity investments	7,797	—	2,320	(3)	—		10,117
Accrued interest and accounts receivable	13,995	—	(13,995	) (5)	—		—
Premises and equipment	6,558	—	2,731	(6)	—		9,289
Goodwill	8,134	—	2,005	(7)	33,171	(C)	41,305
					(2,005	) (C)
Other intangibles	5,396	—	804	(8)	8,442	(E)	13,838
					(804	) (D)
Other assets	68,668	23,210	8,455	(5,6,7,8)	96	(B)	100,532
					103	(F)

Total Assets	$792,700	$290,006	$467		$75,713		$1,158,886

Liabilities
Deposits — U.S
Noninterest-bearing	$75,463	$—	$47,528	(9),(10)	$(2,715	) (N)	$120,276
Interest-bearing	120,236	—	98,096	(10)	648	(G)	218,980
Demand	—	25,191	(25,191	) (9)	—		—
Savings	—	96,170	(96,170	) (10)	—		—
Time	—	24,263	(24,263	) (10)	—		—
Deposits — Non-U.S	117,927	17,787	—		117	(G)	135,831
Federal funds purchased and securities sold under repurchase agreements	131,959	24,464	—		—		156,423
Commercial paper	14,790	—	778	(11)	—		15,568
Other borrowed funds	8,174	11,098	(778	) (11)	—		18,494
Trading liabilities:
Debt and equity instruments	155,801	—	(68,285	) (12)	—		87,516
Derivative payables	—	4,688	68,285	(12)	—		72,973
Accounts payable, accrued expenses and other liabilities	54,333	—	13,213	(13)	2,865	(H)	70,878
			467	(14)
Beneficial interests issued by consolidated variable interest entities	18,399	—	—		37,665	(B)	56,064
Long-term debt	43,945	44,225	—		(3,315	) (F)	86,045
					1,190	(I)
Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities	6,716	—	—		3,315	(F)	10,134
					103	(F)
Insurance policy and claims reserves	—	6,496	—		—		6,496
Other liabilities	—	13,213	(13,213	) (13)	—		—

Total Liabilities	747,743	267,595	467		39,873		1,055,678

Stockholders’ Equity
Preferred stock	1,009	—	—		—		1,009
Common stock	2,041	12	—		1,476	(J)	3,517
					(12	) (J)
Capital surplus	13,238	10,254	—		56,775	(J)	70,013
					(10,254	) (J)
Retained earnings	28,540	14,816	—		(14,816	) (J)	28,540
Accumulated other comprehensive income	187	(75)	—		75	(J)	187
Deferred compensation	—	(220)	—		220	(J)	—
Treasury stock	(58)	(2,376)	—		2,376	(J)	(58)

Total stockholders’ equity	44,957	22,411	—		35,840		103,208

Total liabilities and stockholders’ equity	$792,700	$290,006	$467		$75,713		$1,158,886

The Notes to pro forma combined financial information are an integral part of these statements.

Notes to Unaudited Pro Forma Combined Financial Information

Note 1 — Basis of Pro Forma Presentation

The preliminary unaudited pro forma combined financial information relating to the Merger is presented as of and for the nine months ended September 30, 2003 and for the year ended December 31, 2002. The Reporting Reclassification column represents the change in presentation of certain amounts on the historical consolidated financial statements of Bank One and JPMorgan Chase to conform with the preliminary presentation for the combined entity. For purposes of identifying the reclassification between line items on the financial statements, numerical references are provided to reflect where certain balances have been reclassified. Final determination of financial statement presentation will be completed upon consummation of the Merger. During the fourth quarter of 2003, Bank One sold its corporate trust services business to JPMorgan Chase and reported it as discontinued operations. For purposes of the accompanying pro forma financial information, Bank One’s income from discontinued operations has been reclassified to income from continuing operations to reflect the retention of this business in the combined entity.

JPMorgan Chase and Bank One are in the process of reviewing their accounting policies and, as a result of this review, it may be necessary to reclassify either JPMorgan Chase’s or Bank One’s financial statements to conform to those accounting policies that are determined by the combined company to be most appropriate. While some reclassifications of prior periods have been included in the pro forma combined financial information included in this document, most notably the adoption of FASB Interpretation No. 46 by Bank One as of the date of adoption by JPMorgan Chase, as further described below, further reclassifications may be necessary upon the completion of this review.

Material intercompany transactions have been eliminated from the accompanying preliminary unaudited pro forma combined financial information. However the information does not reflect the elimination of hedge accounting results and positions for certain intercompany derivatives. Management believes this presentation is more reflective of the pro forma results of the combined entity as such derivatives qualified for hedge accounting in the periods presented and will continue to qualify as hedges until the date the Merger is completed and it is management's intent to continue hedging with third parties subsequent to closing.

The pro forma adjustments include purchase price adjustments based on the conversion of Bank One common stock into JPMorgan Chase common stock using an exchange ratio of 1.32 applied to 1,117,924,000 shares of Bank One common stock outstanding at September 30, 2003 multiplied by the average share price of $39.02 per share of JPMorgan Chase common stock. The share price was computed using the average closing price of JPMorgan Chase common stock for the period commencing two trading days prior to and ending two trading days after the Merger was announced on January 14, 2004. Also included in the purchase price is the estimated value of $671 million representing 52.5 million vested employee stock options of Bank One that will be converted into options on JPMorgan Chase common stock upon consummation of the Merger. The total estimated purchase price for purposes of this pro forma financial information is $58.251 billion.

The Merger will be accounted for using the purchase method of accounting requiring the assets (including identified intangible assets and goodwill) and liabilities of Bank One to be fair-valued as of the date of acquisition.

The preliminary unaudited pro forma combined financial information includes estimated adjustments to record the assets and liabilities of Bank One at their respective fair values and represents management’s best estimates based on information available at this time. The pro forma adjustments may be revised as additional information becomes available and additional analysis is performed. The final allocation of the purchase price will be determined after the Merger is completed and after completion of a final analysis to determine the fair values of Bank One’s tangible and identifiable intangible assets and liabilities as of the closing date. The final purchase accounting adjustments may be materially different from the pro forma adjustments presented in this document. Increases or decreases in the fair value of certain balance sheet amounts including loans, credit card and related intangible assets, securities, deposits and debt will result in adjustments to the balance sheet and/or income statement. Such adjustments compared to the information shown in this document may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact the statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities.

The preliminary unaudited pro forma combined financial information presented in this document does not necessarily indicate the results of operations or the combined financial position that would have resulted had the Merger been completed at the beginning of the applicable period presented, nor is it indicative of the results of operations in future periods or the future financial position of the combined company.

The Merger is expected to result in cost savings of approximately $2.2 billion (pre-tax) and be achieved over a three-year period. These savings have not been included in the pro forma combined amounts.

It is anticipated that the Merger will result in restructuring and merger-related costs of approximately $3.0 billion, pre-tax. Under current accounting rules, a portion of these costs will not be accruable at the effective time of the Merger. The detailed plans for the restructuring initiatives have not been finalized and, as such, the amount of restructuring costs accruable at the effective time of the Merger has not been determined. The anticipated restructuring costs have not been reflected in the pro forma combined balance sheet and pro forma combined statement of income.

Note 2 — Reporting Reclassifications

Statements of Income

1.	Adjustment to reclassify Bank One’s Investment banking fees from Banking fees and commissions into Investment banking fees to conform with JPMorgan Chase’s classification.

2.	Adjustment to reclassify Bank One’s Banking fees and commissions (other than Mortgage fees and related income and Investment Banking Fees) into Fees and commissions to conform with JPMorgan Chase’s classification.

3.	Adjustment to reclassify Bank One’s Mortgage fees and related income from Banking fees and commissions to Mortgage fees and related income to conform with JPMorgan Chase’s classification.

4.	Adjustment to reclassify Bank One’s Private equity gains (losses) from Securities gains into Private equity gains (losses) to conform with JPMorgan Chase’s classification.

5.	Adjustment to reclassify JPMorgan Chase’s Credit card revenue from Fees and commissions to Credit card revenue to conform with the combined JPMorgan Chase’s classification.

6.	Adjustment to reclassify Bank One’s Service charges on deposits into Fees and commissions to conform with JPMorgan Chase’s classification.

7.	Adjustment to reclassify Bank One’s Fiduciary and investment management fees into Fees and commissions to conform with JPMorgan Chase’s classification.

8.	Adjustment to reclassify Bank One’s mortgage related income within Other revenue to Mortgage fees and related income to conform with JPMorgan Chase’s classification.

9.	Adjustment to reclassify Bank One’s Equipment expense to Technology and communications expense to conform with JPMorgan Chase’s classification.

10.	Adjustment to reclassify Bank One’s Outside service fees and processing into Other expense to conform with JPMorgan Chase’s classification.

11.	Adjustment to reclassify Bank One’s Marketing and development expense into Other expense to conform with JPMorgan Chase’s classification.

12.	Adjustment to reclassify Bank One’s minority interest from Other revenue to Other expense to conform with JPMorgan Chase’s classification.

Balance Sheet

1.	Adjustment to reclassify Bank One’s Securities borrowed from Federal funds sold and securities purchased under resale agreements into Securities borrowed to conform with JPMorgan Chase’s classification.

2.	Adjustment to reclassify JPMorgan Chase’s Derivative receivables from Trading assets debt and equity instruments into Derivative receivables to conform with the combined JPMorgan Chase classification.

3.	Adjustment to reclassify Bank One’s Principal investments from Securities into Private equity investments to conform with JPMorgan Chase’s classification.

4.	Adjustment to reclassify JPMorgan Chase’s loans of certain consolidated variable interest entities from Loans into Interest in purchased receivables to conform with the combined JPMorgan Chase's classification.

5.	Adjustment to reclassify JPMorgan Chase’s Accrued interest and accounts receivable into Other assets to conform with the combined JPMorgan Chase’s classification.

6.	Adjustment to reclassify Bank One’s Property, premises and equipment (net of depreciation) from Other assets into Premises and equipment to conform with JPMorgan Chase’s classification.

7.	Adjustment to reclassify Bank One’s Goodwill from Other assets to Goodwill to conform with JPMorgan Chase’s classification.

8.	Adjustment to reclassify Bank One’s Intangibles from Other assets to Other intangibles to conform with JPMorgan Chase’s classification.

9.	Adjustment to reclassify Bank One’s Demand deposits to Deposits — U.S. noninterest-bearing to conform with JPMorgan Chase’s classification.

10.	Adjustment to reclassify Bank One’s Savings and Time deposits to Deposits — U.S. interest-bearing and noninterest-bearing to conform with JPMorgan Chase’s classification.

11.	Adjustment to reclassify Bank One’s Commercial paper from Other borrowed funds to Commercial paper to conform with JPMorgan Chase’s classification.

12.	Adjustment to reclassify JPMorgan Chase’s Derivative payables from Trading liabilities debt and equity instruments to Derivative payables to conform with the combined JPMorgan Chase’s classification.

13.	Adjustment to reclassify Bank One’s Other liabilities to Accounts payable, accrued expenses and other liabilities to conform with JPMorgan Chase’s classification.

14.	Reclassification of Bank One’s Allowance for lending commitments to Accounts payable, accrued expenses and other liabilities.

Note 3 — Pro Forma Adjustments

The preliminary unaudited pro forma combined financial information reflects the issuance of 1,475,660,000 shares of JPMorgan Chase common stock with an aggregate value of $57.580 billion and the conversion of approximately 52.5 million Bank One employee stock options with a value of $671 million at September 30, 2003. The fair value of JPMorgan Chase options that will be issued in exchange for the Bank One options was estimated using a Black-Scholes option pricing model. Option pricing models require the use of highly subjective assumptions including expected stock price and volatility that, when changed, can materially affect fair value estimates. The more significant assumptions used in estimating the fair value of the JPMorgan Chase stock options to be issued in the exchange for the Bank One stock options include a risk-free interest rate of 3.62%, a dividend yield of 3.409%, a weighted average expected life of 6.8 years and volatility of 41.38%. The 6.8 year term was based on the weighted average expected term to expiration of these options.

	September 30, 2003
(Dollars in millions)

Purchase Price Bank One common stock outstanding (in thousands)	1,117,924
Exchange ratio	1.32

Total JPMorgan Chase Common Stock to be issued (in thousands)	1,475,660
Average purchase price per JPMorgan Chase common share	$39.02

		$57,580
Fair value of outstanding employee stock options		671

Total purchase price		$58,251
Net assets acquired Bank One stockholders’ equity	$22,411
Bank One goodwill and other intangible assets	(2,809)
Estimated adjustments to reflect assets acquired at fair value:
Loans and leases	1,856

	September 30, 2003
(Dollars in millions)

Identified intangibles	8,442
Estimated amounts allocated to liabilities assumed at fair value:
Deposits	(765)
Deferred income taxes	(2,865)
Long-term debt	(1,190)

	25,080

Goodwill resulting from Merger		$33,171

The pro forma adjustments included in the preliminary unaudited pro forma combined financial information are as follows:

(A)	Adjustment to fair value the loan portfolio. The adjustment will be recognized as a reduction of interest income over the estimated remaining life of the loan portfolio of 2.4 years. The impact of this adjustment will reduce pre-tax interest income by $580 million for the nine months ended September 30, 2003, and $773 million for the year ended December 31, 2002.

(B)	Adjustment to record the adoption of FASB Interpretation No. 46, Consolidation of Variable Interest Entities — An Interpretation of ARB No. 51 (FIN 46) by Bank One as of July 1, 2003, to conform to JPMorgan Chase’s adoption date. FIN 46 requires consolidation of entities defined as variable interest entities by their primary beneficiary. Bank One has recognized the assets and liabilities in the pro forma balance sheet as of September 30, 2003, of certain variable interest entities of which Bank One is deemed to be the primary beneficiary. The effect of adopting FIN 46 did not have a material effect on pro forma income from continuing operations for the nine months ended September 30, 2003.

(C)	Adjustment to write off historical Bank One goodwill and to record the goodwill resulting from the Merger.

(D)	Adjustment to write off historical Bank One intangible assets (other than goodwill).

(E)	Adjustment to record identifiable intangible assets resulting from the Merger based on estimated fair values. The nature, amount and amortization method of various possible identified intangibles are being analyzed by management. The adjustments reflected herein are based on current assumptions and valuations, which are subject to change. For purposes of the pro forma adjustments shown here, management has estimated $8,442 million of identifiable intangibles that consists of a core deposit intangible of $3,640 million, a purchased credit card relationship intangible of $4,454 million and other customer relationship intangibles of $348 million. Management has estimated these intangibles will be amortized on an accelerated basis for the core deposit intangible (period of 10 years) and purchased credit card intangibles (period of 10 years) and on a straight-line basis for the other intangibles (period of 20 years). The value of the intangibles represents the estimated future economic benefit resulting from the acquired customer balances and relationships. This value was estimated by considering cash flows from the current balances of accounts, expected growth or attrition in balances, and the estimated life of the relationship. Material changes are possible when the analysis is completed. The impact of these adjustments will reduce pro forma pre-tax income from continuing operations by $742 million for the nine months ended September 30, 2003, and $1,070 million for the year ended December 31, 2002.

(F)	Adjustment to record the deconsolidation of trusts used by Bank One to issue trust preferred securities to conform to JPMorgan Chase. The effect on the pro forma balance sheet of deconsolidating the trusts resulted in recognition of an investment in the trust and an increase to Guaranteed Preferred Beneficial Interests in the Firm’s Junior Subordinated Deferrable Interest Debentures.

(G)	Adjustment to fair-value certain deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized over the weighted average estimated remaining term of the related deposit liability of 1.5 years. The impact of this adjustment will decrease pro forma pre-tax interest expense by $256 million for the nine months ended September 30, 2003 and $512 million for the year ended December 31, 2002.

(H)	Adjustment to accrued expenses represents additional net deferred tax liability of $2,865 million resulting from the pro forma adjustments. Deferred taxes were recorded using a combined federal and state rate of 38%.

(I)	Adjustment to fair-value long-term debt. The adjustment will be recognized over the weighted average remaining life of the long-term debt instruments of 8.1 years. The impact of the adjustment was a decrease in pro forma pre-tax interest expense by approximately $110 million ended September 30, 2003 and $147 million for the year ended December 31, 2002, respectively.

(J)	Adjustment to eliminate Bank One’s historical shareholders’ equity. The adjustment also reflects the issuance of JPMorgan Chase common stock and the exchange of the vested portion of Bank One stock options into JPMorgan Chase stock options.

(K)	Adjustment to reverse amortization of intangible assets recorded in Bank One’s historical financial statements.

(L)	Adjustment to record the tax effect of the pro forma adjustments using a combined federal and state tax rate of 38%.

(M)	Weighted average shares were calculated using the historical weighted average shares outstanding of JPMorgan Chase and Bank One, adjusted using the exchange ratio, for the year ended December 31, 2002 and the nine months ended September 30, 2003. Earnings per share data have been computed based on the combined historical income of JPMorgan Chase, income from continuing operations for Bank One, and the impact of purchase accounting adjustments.

(N)	Adjustment to eliminate intercompany deposits.

(O)	Adjustment to reclassify Income from discontinued operations to Income from continuing operations. Bank One’s 2002 historical income statement has not been restated for discontinued operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

J.P. MORGAN CHASE & CO.

(Registrant)

By:	/s/ Joseph L. Sclafani

Joseph L. Sclafani
Executive Vice President and Controller
[Principal Accounting Officer]

Date: February 3, 2004